Exhibit 99.1

KN E W S B U L L E T I N	RE:	Headwaters Incorporated
FROM:		10701 S. River Front Parkway, Suite 300
South Jordan, UT 84095
Phone: (801) 984-9400
NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY:		ANALYST CONTACT:
Sharon Madden		Tricia Ross
Vice President of Investor Relations		Financial Profiles
(801) 984-9400		(310) 622-8226

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES CLOSING OF KRESTMARK INDUSTRIES ACQUISITION AND ASSOCIATED FINANCING

SOUTH JORDAN, UTAH, AUGUST 23, 2016 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced the closing of its acquisition of Krestmark Industries and the associated financing.

On August 19, 2016, Headwaters closed the acquisition of substantially all of the assets of Krestmark Industries for a purchase price of $240 million, subject to certain adjustments pursuant to the terms of an Asset Purchase Agreement executed by the parties on August 1, 2016. Headquartered in Dallas, Texas, Krestmark is one of the top-performing manufacturers of high quality vinyl windows in the U.S.  Krestmark has developed a best-in-class business model offering an optimal line of branded window products to a diverse customer base of homebuilders, lumber yards, and distributors. The acquisition is a natural extension of Headwaters’ focus on supplying our customers and homeowners with attractive products for the exterior of the home.

“We anticipate strong growth for Krestmark in 2017 that should drive additional revenue to Headwaters’ top line,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters.  “Along with additional revenue, the transaction should result in expansion of our Adjusted EBITDA margins, strengthening our position as a top quartile building products company.”

Headwaters obtained an incremental senior secured term loan in the aggregate principal amount of $350.0 million (the “Incremental Term Loan”) to finance the Krestmark acquisition and to redeem all of Headwaters’ outstanding 7-1/4% Senior Notes due 2019 (the “Senior Notes”).  All terms of the Incremental Term Loan are substantially identical to the existing and outstanding term loans, including its maturity date of March 24, 2022.

On August 19, 2016, Headwaters mailed notices of redemption to holders of the Senior Notes communicating that it intends to redeem all of the remaining $99.0 million principal amount of outstanding notes on September 18, 2016. The redemption price will be equal to 103.625% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon to the redemption date.

The net proceeds from the borrowing of the Incremental Term Loan are expected to be approximately $341.6 million, after giving effect to original issue discount of approximately $0.9 million and estimated transaction costs of approximately $7.5 million.   The net proceeds were applied to pay the Krestmark purchase price and are available for the redemption of Headwaters Senior Notes due 2019.  After redemption of our Senior Notes, Headwaters annualized cash interest expense will be in the range of $31 million.

“Krestmark is excited to join the Headwaters’ team and continue our strong track record of growth,” said William E. Robinson, Jr., President of Krestmark Industries.  “Headwaters’ strategy of focusing on creating value for its customers fits perfectly with the Krestmark culture and will enable Krestmark to continue to differentiate itself as a robust, best-in-class windows company.”

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the construction materials and building products markets.  Through its construction materials and building products businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Headwaters’ operations that are based on management’s current expectations, estimates and projections about the industries in which Headwaters operates. Words such as “may,” “should,” “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “goals,” “outlook” and similar expressions are intended to help identify such forward-looking statements. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the sales to oil refineries of residue hydrocracking catalysts, the development, commercialization, and financing of new products and other strategic business opportunities and acquisitions, and other information about Headwaters which are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products and catalysts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Headwaters undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing feedstock and energy prices; actions of competitors or regulators; technological developments; potential disruption of the Company’s production facilities, transportation networks and information technology systems due to war, terrorism, malicious attack, civil accidents, political events, civil unrest or severe weather; potential environmental liability or product liability under existing or future laws and litigation; potential liability resulting from other pending or future litigation; changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” in the Company’s  Annual Report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports. In addition, such results could be affected by general domestic and international economic and political conditions and other unpredictable or unknown factors not discussed in this press release which could have material adverse effects on forward-looking statements.